Exhibit 99.1

United Components Reports Results of Operations for
Fourth Quarter 2004

EVANSVILLE, IN March 14, 2005 - United Components, Inc. (“UCI”) today announced revenue of $238.3 million for the quarter ended December 31, 2004. Revenue increased 4.2 percent over the year-ago quarter, with increases in all market channels except the original equipment service channel (OES). Net income for the quarter was $2.8 million. For the fourth quarter of 2003, net income was $1.8 million.

Earnings before interest, taxes, depreciation and amortization, or EBITDA, as adjusted pursuant to the company’s credit agreement for its senior credit facilities, was $30.2 million for the fourth quarter, compared with $30.9 million for the year-ago quarter.

“We saw another solid year of revenue growth in 2004 and continued to generate cash and reduce our debt,” said Bruce Zorich, Chief Executive Officer of UCI. “However, in the fourth quarter, our cost reduction initiatives did not generate sufficient savings to offset higher steel and other costs. We remain focused on these initiatives, which are expected to increase our profitability as we move through 2005.”

For the full year 2004, revenue was $1,026.7 million, an increase of 7.0 percent over the prior year. Net income was $30.8 million and $13.0 million, for the year 2004 and 2003, respectively. EBITDA, as adjusted pursuant to the company’s credit agreement for its senior credit facilities, was $138.5 million for 2004 and $125.4 million for 2003.

UCI ended the quarter with $11.3 million in cash. In December, the company voluntarily prepaid $25 million of its senior credit facility borrowings. From the June 20, 2003 acquisition date to the end of 2004, UCI has used cash flow from operations to reduce debt, net of cash, from $569 to $447 million. The cash flow has come from reductions in working capital, as well as operating profits.

Conference Call

The company will host a conference call to discuss its results and performance on Tuesday March 15, at 11:00 a.m. Eastern Standard Time (EST). Interested parties are invited to listen to the call by telephone. Domestic callers can dial (800) 936-4602. International callers can dial (507) 726-3418.

A replay of the call will be available from March 16, 2005, for a thirty day period, at www.champlabs.com. Click on the UCINC 4th Quarter Results button.

About United Components, Inc

United Components, Inc. is among North America’s largest and most diversified companies servicing the vehicle replacement parts market. We supply a broad range of products to the automotive, trucking, marine, mining, construction, agricultural and industrial vehicle markets. Our customer base includes leading aftermarket companies as well as a diverse group of original equipment manufacturers.

Forward Looking Statements

All statements, other than statements of historical facts, included in this press release and the attached report that address activities, events or developments that UCI expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements give UCI’s current expectations and projections relating to the financial condition, results of operations, plans, objectives, future performance and business of UCI and its subsidiaries. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They are subject to uncertainties and factors relating to UCI’s operations and business environment, all of which are difficult to predict and many of which are beyond UCI’s control. UCI cautions that investors should not place undue reliance on any of these forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as required by law, UCI undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

For More Information, Contact:

Charlie Dickson, Chief Financial Officer (812) 867-4726

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United Components, Inc. (“UCI”)

Condensed Balance Sheets
December 31,
(in thousands)

	2004	2003
Assets

Current assets
Cash and cash equivalents	$11,291	$46,130
Accounts receivable, net	238,581	230,345
Inventories, net	188,212	168,797
Deferred tax assets	18,578	17,756
Other current assets	12,188	10,877

Total current assets	468,850	473,905

Property, plant and equipment, net	216,849	219,973
Goodwill	166,559	163,823
Other intangible assets, net	94,229	77,124
Deferred financing costs, net	7,686	10,146
Deferred tax assets	—	13,609
Pension and other assets	12,772	11,359

Total assets	$966,945	$969,939

Liabilities and shareholder’s equity

Current liabilities
Accounts payable	$91,505	$74,652
Short-term borrowings	1,267	752
Current maturities of long-term debt	228	1,034
Accrued expenses and other current liabilities	67,808	66,729

Total current liabilities	160,808	143,167

Long-term debt, less current maturities	456,674	520,472
Pension and other postretirement liabilities	53,141	50,038
Deferred tax liabilities	6,430	—
Other liabilities	1,972	2,172

Total liabilities	679,025	715,849

Shareholder’s equity	287,920	254,090

Total liabilities and shareholder’s equity	$966,945	$969,939

United Components, Inc.

Condensed Income Statements
(in thousands)

	UCI Consolidated
	Three Months	Three Months
	ended	ended
	Dec. 31, 2004	Dec. 31, 2003

Net sales	$238,336	$228,734
Cost of sales	195,610	185,596

Gross profit	42,726	43,138

Operating expenses
Selling and warehousing	16,902	14,747
General and administrative	9,610	9,924
Amortization of intangible assets	1,566	1,790

Operating income	14,648	16,677

Other income (expense)
Interest income	93	168
Interest expense	(9,453)	(12,217)
Management fee expense	(500)	(439)
Miscellaneous, net	429	(203)

Income before income taxes	5,217	3,986
Income tax expense	2,420	2,183

Net income	$2,797	$1,803

United Components, Inc.

Condensed Income Statements
(in thousands)

	UCI		UCI	Predecessor
	Consolidated		Consolidated	Combined
	Year	Full Year	June 21, 2003	January 1, 2003
	ended	ended	through	through
	Dec. 31, 2004	Dec. 31, 2003	Dec. 31, 2003	June 20, 2003

Net sales	$1,026,665	$959,298	$506,831	$452,467
Cost of sales	813,864	811,556	433,345	378,211

Gross profit	212,801	147,742	73,486	74,256

Operating expenses
Selling and warehousing	72,725	67,763	34,178	33,585
General and administrative	44,010	40,743	21,815	18,928
Amortization of intangible assets	6,834	3,236	3,176	60

Operating income	89,232	36,000	14,317	21,683

Other income (expense)
Interest income	241	1,966	254	1,712
Interest expense	(36,288)	(26,847)	(26,602)	(245)
Management fee expense	(2,000)	(1,018)	(1,000)	(18)
Miscellaneous, net	723	(420)	(12)	(408)

Income (loss) before income taxes	51,908	9,681	(13,043)	22,724
Income tax expense (benefit)	21,079	(3,346)	(4,288)	942

Net income (loss)	$30,829	$13,027	$(8,755)	$21,782

United Components, Inc.

Condensed Statements of Cash Flows
(in thousands)

	UCI	UCI	Predecessor
	Consolidated	Consolidated	Combined
	Year	June 21, 2003	Jan. 1, 2003
	ended	through	through
	Dec. 31, 2004	Dec. 31, 2003	June 20, 2003

Net cash provided by operating activities	$78,365	$113,493	$23,893

Cash flow from investing activities:
Acquisition and related fees	(8,000)	(818,162)	—
Capital expenditures	(44,815)	(21,998)	(21,388)
Proceeds from sale of assets	2,011	2,252	215

Net cash used in investing activities	(50,804)	(837,908)	(21,173)

Cash flows from financing activities:
Issuances of debt	967	585,000	—
Financing fees and debt issuance costs	—	(21,582)	—
Debt repayments	(65,688)	(58,756)	(98)
Stockholder’s equity contribution	1,735	261,384	—
Dividends and transfers to UIS, Inc., net	—	—	(28,033)

Net cash provided by (used in) financing activities	(62,986)	766,046	(28,131)

Effect of exchange rate changes on cash	586	47	1,509

Net increase (decrease) in cash and cash equivalents	(34,839)	41,678	(23,902)

Cash and cash equivalents at beginning of period	46,130	4,452	28,354

Cash and cash equivalents at end of period	$11,291	$46,130	$4,452

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are presented because they are believed to be frequently used by parties interested in United Components, Inc. (“UCI”). Management believes that EBITDA and Adjusted EBITDA provide useful information to investors because they facilitate an investor’s comparison of UCI’s operating results to that of companies with different capital structures and with cost basis in assets that have not been revalued and written-up in an allocation of a recent acquisition’s purchase price.

The calculation of Adjusted EBITDA, presented below, reflects the calculation of EBITDA as used in the credit agreement for UCI’s senior credit facilities. This Adjusted EBITDA is used to measure compliance with covenants of that agreement such as interest coverage. (The amounts presented below are for all of UCI. The actual amounts used to measure compliance to the credit agreement covenants may differ in that under certain circumstances the results of certain foreign subsidiaries are excluded.)

EBITDA and Adjusted EBITDA are not measures of financial performance under United States generally accepted accounting principles (“US GAAP”) and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with US GAAP or as an alternative to cash flow from operating activities as a measure of liquidity.

Schedule A

Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(dollars in millions)

	2004					2003
					Full	Full
	Q1	Q2	Q3	Q4	Year	Year
Net income	$7.5	$10.2	$10.3	$2.8	$30.8	$13.0

Interest, net	9.6	9.0	8.1	9.3	36.0	24.9
Income tax expense (benefit)	5.1	6.8	6.8	2.4	21.1	(3.3)
Depreciation	9.0	8.7	8.9	8.7	35.3	34.1
Amortization of intangibles	1.9	1.8	1.6	1.6	6.9	3.2

EBITDA	33.1	36.5	35.7	24.8	130.1	71.9

One-time or unusual items:

Sale of inventory that was written-up to market from historical cost per US GAAP acquisition rules	0.5				0.5	27.5

— Slow moving/obsolete inventory reserve				2.8	2.8	12.6

— Environmental accrual						4.6

— Product line relocations and facilities consolidations				1.7	1.7	3.8

— Costs re: transition to a new, more strategically focused, stand-alone company						1.5

Non-cash charges (primarily pension)		0.7	0.3	0.4	1.4	2.5

Management fee	0.5	0.5	0.5	0.5	2.0	1.0

ADJUSTED EBITDA	$34.1	$37.7	$36.5	$30.2	$138.5	$125.4
			~~~~~~~~~ ~

Schedule B

Reconciliation of Net Income to EBITDA and Adjusted EBITDA for 2003
(dollars in millions)

	2003
					Full
	Q1	Q2	Q3	Q4	Year

Net income (loss)	$22.3	$(3.5)	$(7.6)	$1.8	$13.0

Interest, net	(0.8)	3.2	10.4	12.1	24.9

Income tax expense (benefit)	1.0	(1.9)	(4.6)	2.2	(3.3)

Depreciation	6.7	7.3	10.3	9.8	34.1

Amortization of intangibles		0.2	1.2	1.8	3.2

EBITDA	29.2	5.3	9.7	27.7	71.9

One-time or unusual items:

— Sale of inventory that was written-up to market from historical cost per US GAAP acquisition rules		2.6	22.6	2.3	27.5

— Slow moving / obsolete inventory reserve	0.3	12.3			12.6

— Environmental accrual				4.6	4.6

— Product line relocations, facilities upgrades and consolidations, patent disputes, other	1.2	2.9		(0.3)	3.8

— Costs re: transition to a new, more strategically focused, stand-alone company			1.5		1.5

Non-cash charges ( primarily pension )	0.8	0.4	0.5	0.8	2.5

Management fee		0.1	0.5	0.4	1.0

ADJUSTED EBITDA	$31.5	$28.2	$34.8	$30.9	$125.4

United Components, Inc.

Notes to Condensed Financial Statements

United Components, Inc. is a wholly owned subsidiary of UCI Acquisition Holdings, Inc. UCI Acquisition Holdings, Inc. and United Components, Inc. are corporations formed at the direction of The Carlyle Group (“Carlyle”). Affiliates of Carlyle own 98.6% of UCI Acquisition Holdings, Inc.’s common stock, and the remainder is owned by certain members of senior management and of the company’s Board of Directors.

On June 20, 2003, United Components, Inc. (“UCI”) purchased from UIS, Inc. and UIS Industries, Inc. (together “UIS”), the vehicle parts businesses of UIS.

For periods after June 20, 2003, the accompanying consolidated condensed financial statements include the accounts of UCI and its subsidiaries. For periods prior to June 21, 2003, the accompanying combined condensed financial statements include the accounts of the vehicle parts businesses of UIS, which are collectively referred to in these financial statements as the “Predecessor company” or “Predecessor.” December 31, 2003 balance sheet amounts reflect the preliminary allocation of the June 20, 2003 acquisition purchase price. December 31, 2004 balance sheet amounts have been reclassified to reflect the impact of the final allocation of the June 20, 2003 acquisition purchase price. Such changes had no effect on previously reported results of operations.

Acquisition Purchase Price, Funding and Accounting—The acquisition purchase price was $808 million. In addition, UCI assumed $2 million of debt and capital lease obligations. Fees and expenses associated with the acquisition (excluding financing fees) were $18.2 million and are accounted for as additional purchase price. Financing for the acquisition was comprised of a $260 million equity contribution by Carlyle, proceeds from $585 million of debt, and an $8 million accrued liability, which was paid in January 2004. In addition to funding the purchase price, proceeds from the borrowings were used to pay for the $18.2 million of acquisition-related fees and $21.6 million of financing fees.

The acquisition is accounted for under the purchase method of accounting and, accordingly, the results of operations of the acquired companies are included in the results of UCI beginning on June 21, 2003. The acquisition purchase price was allocated to the balance sheet based on the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition. December 31, 2003 balance sheet amounts reflect the preliminary allocation of the June 20, 2003 acquisition purchase price. December 31, 2004 balance sheet amounts have been reclassified to reflect the impact of the final allocation of the June 20, 2003 acquisition purchase price. Such changes had no effect on previously reported results of operations.

Change in Tax Filing Status—Prior to June 21, 2003 the subsidiaries comprising the Predecessor company were treated as disregarded entities for U.S. tax purposes (Qualified Subchapter S subsidiaries, or Q subs). As Q subs of UIS, the subsidiaries were included in the U.S. Federal and certain state S corporation income tax returns of UIS. As such, the income taxes on the earnings of the Predecessor company were paid by the sole shareholder of UIS pursuant to an election for Federal income tax purposes not to be taxed as a corporation. No tax sharing arrangement existed for the subsidiaries comprising the predecessor company. Accordingly, no provision has been made in the accompanying combined condensed financial statements for Federal income taxes on the net earnings of these companies for the periods prior to June 21, 2003. A provision for certain state franchise and income taxes has been made.

The Q sub status and the S corporation status terminated immediately prior to the acquisition. UCI became a C corporation and is subject to both Federal and state income taxes. UCI’s effective tax rate increased accordingly.

If the Predecessor company were a C corporation from the beginning of 2003, pro forma income tax expense would have been $4.3 million for the full year 2003.